EX-99.h.9

                                    AMENDMENT
                                       TO
                            ADMINISTRATION AGREEMENT
                                     BETWEEN
                             JNL VARIABLE FUND V LLC
                                       AND
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC

         This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company ("Administrator"), and JNL VARIABLE FUND V LLC, a Delaware limited liability company ("JNL Variable Fund").

         WHEREAS, the Administrator and the JNL Variable Fund entered into an Administration Agreement dated as of January 31, 2001 ("Agreement"), whereby the Administrator agreed to provide certain administrative services to the investment portfolios of the JNL Variable Fund V LLC (each a "Fund");

         WHEREAS, paragraph 15, entitled "Term of Agreement," has been revised;

         WHEREAS, pursuant to the Agreement, each Fund agreed to pay the Administrator for the services provided and the expenses assumed by each Fund as set forth in Schedule B to the Agreement, and the Administrator agreed to accept such fee as full compensation under the Agreement for such services and expenses which included charges for services and expenses of the Managers; and

         WHEREAS, in order to reflect a change in sub-adviser, the names of the Funds have been changed.

         NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

          1. The following sentence should be added to the end of paragraph 15, entitled "Term of Agreement:"

                           15. However, the addition or deletion of a Fund reflecting changes that have been formally approved by resolution by the Board of Managers will not require approval by the Board of Managers.

          2. Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated February 18, 2004, attached hereto.

          3 Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated February 18, 2004, attached hereto.

         IN WITNESS WHEREOF, the Administrator and the JNL Variable Fund have caused this Amendment to be executed as of this 18th day of February, 2004.

JACKSON NATIONAL ASSET                     JNL VARIABLE FUND V LLC
MANAGEMENT, LLC


By:   /s/ Andrew B. Hopping              By:   /s/ Robert A. Fritts
     ---------------------------------      ------------------------------------

Name:   Andrew B. Hopping                Name:   Robert A. Fritts
        ------------------------------          --------------------------------

Title:   President                       Title: President
        ------------------------------             -----------------------------

                                   SCHEDULE A
                             DATED FEBRUARY 18, 2004


                 JNL/Mellon Capital Management The DowSM 10 Fund

                                   SCHEDULE B
                             DATED FEBRUARY 18, 2004


         Fund                                          Fee

JNL/Mellon Capital Management The DowSM 10 Fund        .15%